EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171602, No. 333-173361 and No. 333-173362) of Resolute Forest Products Inc. of our report dated March 1, 2013 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Resolute Forest Products Inc. (Successor Company) and our report dated April 5, 2011 relating to the consolidated financial statements and financial statement schedule of Resolute Forest Products Inc. (Predecessor Company) which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Montréal, Québec, Canada

March 1, 2013